Exhibit 99.2

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces Expansion of its Senior Credit Facility

May 4, 2021 – FORT WORTH, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today the amendment and expansion of its Senior Credit Facility led by JPMorgan Chase Bank under which the borrowing base has been increased from $120 million to $250 million.

Credit Agreement Amendment

On May 3, 2021, the Company entered into the Fifth Amendment (the “Amendment”) to the Credit Agreement, dated as of September 17, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other participating lenders thereto (the “Credit Agreement”). The Amendment provides for, among other things, an increase in the borrowing base to $250 million, the reinstatement of the current ratio test of a minimum of 1.0:1.0 beginning with the quarter ending June 30, 2021, a slight reduction in the maximum Debt/Adj. EBITDAX from no greater than 3.5:1 to no greater than 3.25:1, and a reduction in our rolling hedge requirements as a % of hedgeable oil and natural gas production on an equivalent barrel basis, and other minor changes which are more administrative in nature. A copy of the full Amendment will be filed as an exhibit to a Form 8-K to be filed by the Company on May 4, 2021.

Liquidity Update

As of April 30, 2021, we had $2.9 million in cash and $86.7 million of long-term debt outstanding under our Credit Facility. Adjusted for the borrowing base increase to $250 million in this amendment and $2.9 million in letters of credit outstanding, we had $160.4 million in undrawn capacity on our line and $163.3 million in total liquidity.

Management Commentary

Wilkie S. Colyer, the Company’s Chief Executive Officer, said “This borrowing base increase is a testament to the continued support of our lending group led by JPMorgan Chase and RBC Capital Markets. It is also a testament to our track record of acquiring PDP-heavy reserves on very favorable terms, our proven ability to reduce costs in the field on both legacy and acquired assets, and our ability to generate substantial cash flow to maintain a strong balance sheet. Based on previously announced capital budget guidance and assuming no further acquisitions, we expect to be sub .5x Debt/Adj. EBITDAX by year end and in a net cash position by Q3 of 2022. We now find ourselves in the enviable position of having low leverage, scale, low decline production, and the liquidity to continue consolidating assets held by non-natural owners. We look forward to updating you as we continue to find value via inorganic growth in what is still a buyer’s market.”

About Contango

Contango Oil & Gas Company is a Fort Worth, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Oklahoma, Texas, New Mexico, Wyoming and Montana, and Louisiana, and when determined appropriate, to use that cash flow to explore, develop, and increase production from its existing properties, to acquire additional PDP-heavy crude oil and natural gas properties or to pay down debt. Additional information is available on the Company’s website at http://contango.com. Information on our website is not part of this release.

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “upside”, “project”, and similar expressions identify forward-looking statements and express Contango’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that Contango expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Contango’s control. Consequently, actual future results could differ materially from Contango’s expectations due to a number of factors, including, but not limited to market conditions, industry conditions, access to capital, the impact of COVID-19 pandemic, the ability to realize the benefits of the asset acquisition, actions by third parties (including investors), and other factors which could affect Contango’s operations or financial results, including those described in Contango’s Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results and developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

Contact:

Contango Oil & Gas Company

E. Joseph Grady – 713-236-7400

Senior Vice President and Chief Financial Officer